Exhibit 23.5

Zhejiang Minhe Law Firm

10/F, Digital Creative Intelligence Building, 701 Huzhou Street

Gongshu District, Hangzhou, Zhejiang Province

People’s Republic of China

September 15, 2022

Re: Consent Letter on China Jo-Jo Drugstores, Inc. – Form F-3

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to China Jo-Jo Drugstores, Inc., a Cayman Islands exempted company (the “Company”), a company organized under the laws of the Cayman Islands in connection with the filing on Form F-3 (including all the amendments) to register up to $200,000,000 of securities of the Company in a shelf registration statement.

We hereby consent to the reference to our name in such registration statement.

This Consent is rendered solely to you for the filing of the registration statement on Form F-3 (including all the amendments) by the Company and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Zhejiang Minhe Law Firm
Zhejiang Minhe Law Firm